As filed with the Securities and Exchange Commission on May 14, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PreMD Inc.

(f/k/a IMI International Medical Innovations Inc.)

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Canada	8071	98-0542366
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

PreMD Inc.

4211 Yonge Street, Suite 615

Toronto, Ontario M2P 2A9, Canada

(416) 222-3449

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to:

Ronald Hosking

Vice President, Finance and Chief Financial Officer

PreMD Inc.

4211 Yonge Street, Suite 615

Toronto, Ontario M2P 2A9, Canada

(416) 222-3449

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Neil H. Aronson, Esq. Theodore M. Grannatt, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts, 02111 (617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share of Common Stock(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
Common Stock, no par value per share	5,072,395	$0.27	$1,369,547	$55.00

*	Calculated and paid in U.S. dollars

(1)	All of the common stock offered hereby are for the accounts of Selling Stockholders (as defined below in the section titled “Prospectus Summary.” Pursuant to Rule 416 of the Securities Act of 1933, as amended or the “Securities Act,” this registration statement also covers any additional common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of common stock outstanding.

(2)	Calculated pursuant to Rule 457(g) solely for the purpose of calculating the registration fee, based on the exercise price of the warrants of Cdn. 0.2759 as converted into dollars at an exchange rate of 0.9597 U.S. dollars to each Canadian dollar on March 12, 2008, the closing date of the transaction.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2008.

PROSPECTUS

PreMD Inc.

5,072,395

SHARES OF COMMON STOCK

OFFERED BY THE SELLING STOCKHOLDERS

The Selling Stockholders, each a Selling Stockholder, (identified below in the section entitled Selling Stockholders), named in this prospectus, or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 5,072,395 shares of common stock using this prospectus and any prospectus supplement. The Selling Stockholders acquired their holdings that are being registered hereby in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended, the “Securities Act”, on March 12, 2008, whereby PreMD Inc. issued $1,435,000 senior unsecured debentures maturing on September 12, 2009 and common share purchase warrants exercisable into 5,072,395 shares of common stock for gross proceeds of $1,220,000 (all dollar amounts set forth in the registration statement and prospectus are in Canadian dollars except where otherwise indicated). Each whole warrant is exercisable at a price of $0.2759 per share for a period of five years from the closing date. This registration statement is registering the common stock underlying the warrants.

The Selling Stockholders may offer and sell the shares held by them directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the American Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market, or in negotiated transactions. See the section entitled Plan of Distribution on page 16 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any of the proceeds from any sale of common stock by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest.

Our common stock is quoted on the American Stock Exchange or the “AMEX” under the symbol “PME” and on the Toronto Stock Exchange or the “TSX” under the symbol “PMD.” On May 9, 2008, the last reported sale price of our common stock on the AMEX was USD $0.14 per share.

Investing in our common stock involves risks. See “ RISK FACTORS” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS                     , 2008.

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, the “SEC”, using a shelf registration process. Under the shelf registration process, the Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the Selling Stockholders. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about PreMD or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described in the section entitled Where You Can Find Additional Information on page 22 of this prospectus. You should read both this prospectus and any prospectus supplement, together with all additional information described in the sections entitled Where You Can Find Additional Information and Incorporation of Documents by Reference on page 22 of this prospectus.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 6.

Our Business

Overview

Unless the context otherwise requires, PreMD Inc. and its consolidated subsidiaries are referred to throughout this prospectus as the “PreMD,” “we,” “us,” “our,” the “Corporation,” and the “Company”. PreMD is a predictive medicine company dedicated to improving health outcomes with non- or minimally invasive tools for the early detection of life-threatening diseases, particularly cardiovascular disease and cancer. PreMD’s products are designed to identify those patients at risk for disease. With early detection, cardiovascular disease and cancer can be more effectively treated, or perhaps even prevented altogether. PreMD is developing easy-to-use, accurate and cost-effective tests designed for use right at the point of care, in the doctor’s office, at the pharmacy, and eventually, for home use.

The Corporation’s current pipeline of products includes:

Coronary Artery Disease Risk Assessment Technology

•	PREVU* Point of Care (POC) Skin Cholesterol Test, which is cleared for sale in Canada, has a CE mark for European countries and has limited clearance in the U.S. (CLIA-exempt)

•	PREVU* LT Skin Cholesterol Test (lab-processed format), which is cleared for sale in Canada, and has a CE mark for Europe.

•	PREVU* PT Skin Cholesterol Test (a consumer or cosmeceutical format), currently in development

Cancer Screening Tests (in clinical studies)

•	ColorectAlert™

•	LungAlert™

•	Breast cancer test

[1]	PREVU* POC was formerly known as Cholesterol 1,2,3™

Key Relationships

Strategic: AstraZeneca Pharmaceuticals LP

On July 13, 2007, the Corporation signed a license agreement with AstraZeneca Pharmaceuticals LP (“AstraZeneca”) to market and distribute the Corporation’s skin cholesterol test in the United States. Under the financial terms of the agreement, the Corporation received an upfront payment of $533,000 (US $500,000) and will be eligible to receive a series of additional payments of up to US $6.0 million upon attainment of various development and revenue targets. In addition, PreMD will receive royalties of 20% on AstraZeneca’s sales of the products, escalating to 25% on sales in excess of US $30 million per year. The agreement does not provide for a fixed termination date. See “Regulatory” below for additional detail regarding the Corporation’s skin cholesterol test in the United States.

Research: ColorectAlert™

On January 5, 2007, PreMD settled litigation relating to the ColorectAlert™ License Agreements. Under the terms of the settlement with Dr. A.K. Shamsuddin and Med-11 AG (“Med-11” AG), PreMD agreed to pay $175,000 to Med-11 and replaced Dr. Shamsuddin with Med-11 as the licensor. This amount was expensed in 2006 as general and administration expense. The amendment also reduced the royalty payable by the Corporation from 10% to 7.5% on its revenues from products utilizing the patents and eliminated all future milestone payments that the Corporation may have been required to pay under the initial agreements.

Private Placements

On March 27, 2007, the Corporation issued, by way of private placement, 2,917,268 common shares and 1,458,635 common share purchase warrants for gross proceeds of approximately $3,880,000. Each common share purchase warrant expires in March 2010 and entitles the holder to acquire one common share at a price of $1.66 per share. On July 16, 2007, the Corporation filed a Form F-3 registration statement with the United States Securities and Exchange Commission (“SEC”), which was subsequently amended, to register the shares issued pursuant to the private placement. The registration statement was declared effective on July 27, 2007, SEC File No. 333-144593.

On March 12, 2008, the Company issued by way of private placement, $1,435,000 senior unsecured debentures maturing on September 12, 2009 and 5,072,395 common share purchase warrants, which are to be registered hereby, for gross proceeds of approximately $1,220,000. Each common share purchase warrant expires in March 2013 and entitles the holder to acquire one common share at a price of $0.2759 per share.

Convertible Debenture Financing

On August 30, 2005, PreMD completed a private placement financing of convertible debentures, maturing on August 30, 2009, for gross proceeds of $9,828,000 (US $8,210,000) less issue fees and expenses of $913,000 (resulting in net proceeds of $8,915,000). The unsecured debentures bear interest at an annual rate of 7% (effective rate of 15% on the liability component), payable quarterly in cash or common shares at the Corporation’s option. The number of common shares issuable in satisfaction of interest payments is dependent on the trading price of the common shares at the time of the applicable interest date and is based on a fixed exchange rate of $0.8209. The debentures are convertible into common shares at any time during the term, at the option of the holder, at $3.47 per share (subject to adjustment). If all the debentures were converted to common shares, it would result in the issuance of an additional 2,882,195 common shares. Purchasers of the convertible debentures also received warrants to purchase 1,288,970 common shares at any time before August 30, 2010 at an exercise price of $3.57 per common share (subject to adjustment). At any time after one year from the date of issuance of the warrants, the warrants may also be exercised by means of a cashless exercise by the holder. On August 25, 2006, $475,000 (US $430,000) of the debentures were converted into 150,877 common shares of the Corporation, which resulted in a reclassification of $357,000 of the liability, $140,000 of the equity component of the convertible debentures and $22,000 of the deferred financing fees to capital stock.

Stock Exchange Listing

On April 24, 2007, the Company was notified by the American Stock Exchange (“AMEX”) that it was below certain of the AMEX’s continued listing standards relating to minimum levels of shareholders’ equity. On June 15, 2007, the AMEX accepted the Company’s plan to regain compliance and continued the listing of the Company’s shares pursuant to an extension ending on October 24, 2008. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX. Subsequent to the year end, on February 7, 2008, the Company provided an amended plan to the AMEX to reflect current conditions.

Regulatory

Subsequent to the year end, on January 15, 2008, the Company received a non-substantially equivalent (“NSE”) letter from the United States Food and Drug Administration (the “FDA”) regarding the 510(k) submission for an expanded regulatory claim on its point-of-care (“POC”) skin cholesterol test. On April 10, 2008, the FDA denied the Company’s appeal but the Company is continuing to explore several avenues to obtain FDA clearance for this product.

Special Note Regarding Trademarks

PreMD™, Predict to Prevent™, Cholesterol 1,2,3™, ColorectAlert™, LungAlert™, ColoPath™, and PREVU* (in Canada) are registered trademarks of the Corporation. All other trademarks or service marks appearing in this Registration Statement on Form F-3 are the trademarks or service marks of the companies that own them.

BUSINESS STRATEGY

The Corporation’s objective is to be a leader in the field of predictive medicine. To achieve this goal, PreMD is pursuing the following strategies:

Identify and Target Significant Markets with Unmet Needs

PreMD focuses its efforts on medical conditions where there is a well-defined global need and demand for tests to detect serious or life-threatening diseases. PreMD’s products address cardiovascular disease (“CVD”) and cancer, diseases where early detection, intervention and ongoing monitoring can significantly improve patient outcomes. CVD claims the lives of 17 million people worldwide each year, and has no geographic, gender or socio-economic boundaries (World Health Organization World Health Report, 2004). Colorectal, lung and breast cancers combined kill approximately two million people annually worldwide (Globocan 2002, Cancer Incidence, Mortality and Prevalence Worldwide. International Association for Cancer Research (IARC), Cancer Base No. 5, Version 2.0, IARCPress, Lyon, 2004).

Ensure a Multiple Product Pipeline

PreMD pursues sustained development by building and maintaining a portfolio of products at different stages, which helps to mitigate risk while enhancing opportunities to generate value for stakeholders. PreMD continuously assesses other possible applications of its technologies. In addition, PreMD continues to seek out and evaluate new, proprietary technologies that have undergone initial proof-of-principle tests and that offer clear cost/benefit trade-offs to products currently available. After identifying and evaluating an appropriate technology, PreMD purchases or in-licenses the related patents and know-how, completes the development of prototypes and defines the manufacturing protocols. Where appropriate, PreMD conducts clinical trials to obtain regulatory approval and registers the product for sale.

PreMD invests substantially all of its funds in product and clinical development, as opposed to basic research. By investing in this phase of development, management of PreMD believes that it can add value for its shareholders and avoid the more expensive, riskier research stage of the product development cycle.

Maintain a Strong Clinical Program

PreMD maintains a strong clinical program. PreMD’s objectives are to advance product development and to build a critical mass of data to support new regulatory claims and indications for use. PreMD’s clinical program, along with the publications and presentations it generates, enhances the scientific validation and credibility of PreMD’s products. In turn, this validation improves strategic partnering opportunities and helps to expand the potential commercial market for PreMD’s tests.

Pursue Strategic Relationships

PreMD builds collaborative relationships with leading companies, organizations and institutions to conduct clinical trials and to assist with the development of its products. Some of PreMD’s current and previous relationships include AstraZeneca Pharmaceuticals LP; The Cleveland Clinic Foundation; U.S. National Cancer Institute; AtheroGenics, Inc.; Jabil Circuit, Inc.; Thermo Fisher Scientific Inc.; University of Texas M.D. Anderson Cancer Center; Montreal Heart Institute; and National Heart, Lung and Blood Institute.

PreMD also seeks, at the appropriate time, to license its products to major diagnostic, pharmaceutical or consumer goods companies for any or all of the related marketing, sales, manufacturing and distribution. This strategy allows us to minimize the expenses and risks of large-scale commercialization. In addition, through these relationships, we gain the expertise of others, which enhances our ability to pursue multiple product opportunities.

Establish and Maintain Strong Intellectual Property Portfolio

Patents and other proprietary rights are essential to PreMD’s business. PreMD continuously seeks to file patent applications to protect technology, inventions and improvements to technology or inventions that are considered important. Such applications may cover composition of matter, the production of active ingredients and their novel applications. PreMD has acquired, by license or assignment, rights to patents and applications filed in Canada, the U.S. and internationally. PreMD also relies upon trade secrets, non-patented proprietary know-how and continuing technological innovation to develop and maintain its competitive position.

PreMD currently owns patents for technology for coronary artery disease (“CAD”) risk assessment that measures skin tissue cholesterol to help determine an individual’s risk of CAD, and has acquired a license to technologies used to detect the presence of a marker intended for use in colorectal, lung and other cancers. In addition, PreMD has patents pending for color measurement in biological reactions and skin striping for cholesterol measurement. PreMD believes that these innovative technologies will fulfill market needs through their ease-of-use and by contributing to cost-effective patient health management.

Leverage Management’s Scientific, Product Development and Commercialization Expertise

PreMD is led by an experienced group of individuals with significant industry expertise in the areas of research, regulatory affairs, sales and marketing, and finance.

Dividend Policy

To date, PreMD has not declared any dividends on its shares. The Board of Directors of PreMD does not currently anticipate paying any dividends on its common stock in the foreseeable future but intends to retain earnings to finance the growth and development of the business of PreMD. Any future determination to pay dividends will be at the discretion of the Board of Directors of PreMD and will depend upon PreMD’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of PreMD deems relevant.

RISK FACTORS

You should consider each of the following factors as well as other information in and incorporated into this prospectus and this Registration Statement on Form F-3 in evaluating the Corporation’s business and its prospects. The risks and uncertainties described below are not the only ones the Corporation faces. Additional risks and uncertainties not presently known to the Corporation or that the Corporation currently considers immaterial may also impair the Corporation’s business operations. If any of the following risks actually occur, the Corporation’s business and financial results could be harmed and the trading price of the Corporation’s common stock could decline. You should also refer to the other information set forth in and incorporated into this Registration Statement on Form F-3, including the Corporation’s consolidated financial statements and the related notes.

Risks Related to the Corporation’s Business

If PreMD cannot obtain additional financing required to support business growth, it will be unable to fund its continuing operations in the future.

To date, PreMD has financed its activities through product sales, license revenues, the issuance of shares, debentures and convertible debentures and the recovery of Canadian federal and provincial refundable scientific investment tax credits (“ITCs”). ITCs are tax credits that PreMD receives from the Canadian federal and provincial governments as a result of conducting applied scientific research in Canada. There can be no assurance that ITCs will continue to be available to PreMD or, if so, at what levels.

The Corporation’s ability to continue as a going-concern is uncertain and is dependent upon its ability to raise additional capital to successfully continue operations, complete its research and development programs, commercialize its technologies, obtain regulatory approvals for its products and ultimately, generate profitable operations and positive operating cash flows. It is not possible at this time to predict the outcome of these matters. The Corporation will also need to generate cash to pay the principal on the convertible debentures upon maturity in 2009. Any conversion of the debentures, exercise of the warrants, or issuance of common shares to pay interest, in lieu of using cash, when permitted, dilutes the interests of the Corporation’s shareholders.

There can be no assurance that additional funding will be available or, if available, that it will be available on acceptable terms. If such funding is not available, PreMD may be forced to further reduce or eliminate expenditures relating to specific programs relating to the development, testing, production or marketing of its proposed products, or may have to obtain funds through arrangements with corporate partners that require PreMD to relinquish rights to certain of its technologies or products. It will be necessary for the Corporation to raise additional funds for the continuing development and marketing of its technologies. The Corporation’s consolidated financial statements do not reflect any adjustments and classifications to the carrying values of assets and liabilities that may be required should the Corporation be unable to continue as a going concern.

If PreMD is unable to generate significant revenues and become profitable in the near future, its business could fail.

To date, PreMD has not generated significant ongoing revenues to offset its research and development costs and operating costs and accordingly has not made an operating profit. PreMD has historically benefited from the inclusion of ITCs in its annual operating results. To date, PreMD has received $2,275,000 in ITCs.

Following the termination of the McNeil agreement on December 28, 2006, PreMD marketed PREVU* directly to customers and recorded revenue of $41,000 in 2007. On July 13, 2007, the Corporation signed a license agreement with AstraZeneca to market and distribute the Corporation’s skin cholesterol test in the United States and received an upfront payment of $533,000 (US $500,000). There is no assurance that sales and license revenues from this agreement will be sufficient to generate a profit for PreMD in the near future

PreMD has no experience in marketing products. If PreMD cannot successfully market and cause acceptance of its products, PreMD will be unable to execute its business plan.

PreMD has no experience in marketing its products and has developed a strategy to out-license the marketing to one or more partners, such as major diagnostic or pharmaceutical companies. On December 28, 2006, PreMD re-acquired the exclusive marketing and distribution rights subsequent to McNeil’s termination of their agreements. On July 13, 2007, the Corporation signed a license agreement with AstraZeneca Pharmaceuticals LP to market and distribute the Corporation’s skin cholesterol test in the United States. PreMD plans to market the tests in the rest of the world through additional licenses. If PreMD relies on third parties to market its products, the commercial success of such products may be outside of its control. Moreover, there can be no assurance that providers, payers or patients will accept PreMD’s products, even if they prove to be safe and effective and are allowed for marketing by the Canadian Health Protection Branch (the “HPB”), U.S. FDA and other regulatory authorities. PreMD’s ability to achieve significant market share for each of its products could be affected by reimbursement difficulties with government agencies and third-party insurers, which could hamper the speed with which PreMD’s products are adopted by the medical community and by the public. Market penetration of PreMD’s products will be influenced by factors including the cost-effectiveness and the overall economic benefits that they offer.

Regulatory agencies may deny, delay or seek additional information for applications regarding the use or implementation of the Corporation’s products, which may impede the development or commercialization of the Corporation’s products.

For example, on January 15, 2008, the PreMD received a non-substantially equivalent (“NSE”) letter from the U.S. FDA regarding the 510(k) submission for an expanded regulatory claim on its point-of-care (“POC”) skin cholesterol test. On April 10, 2008, the FDA denied the Company’s appeal. PreMD is continuing to explore several avenues to obtain FDA clearance for this product. PreMD expects that this development will probably delay any commercialization activities for PreMD’s skin cholesterol tests by AstraZeneca in the U.S.

PreMD’s success depends in part on obtaining and maintaining meaningful patent protection on our products and technologies.

The protection offered by PreMD’s patents and patent applications may be challenged, invalidated or circumvented by our competitors, and there is no guarantee that we will be able to obtain or maintain patent protection for our products or product candidates.

For example, in August 2004, PreMD learned that two of its U.S. patents had been listed as abandoned by the United States Patent and Trademark Office (the “U.S. PTO”) for failure to pay maintenance fees. The failure to pay these maintenance fees occurred when the files were transferred between U.S. and Canadian patent agents. PreMD filed a petition for reinstatement of the patents. In response to this petition, in February 2005 the U.S. PTO identified specific items that PreMD should address, specifically regarding the credentials and procedures of PreMD’s patent agents and their performance of clerical functions related to the payment of the maintenance fees. In June 2005, PreMD filed a request for consideration. On December 23, 2005, the U.S. PTO notified PreMD of its decision not to reinstate the two patents. PreMD has authorized legal action against the law firm that was responsible for managing its patent portfolio at the time when the maintenance fees for the two patents in question should have been paid. The U.S. PTO found that the patents lapsed as a result of the law firm’s failure to use its established docketing procedures regarding payment of the maintenance fees. PreMD’s petition to reinstate two of its U.S. patents was denied by the U.S. PTO and, accordingly, we could face additional competition from companies seeking to exploit the intellectual property that was previously covered by these patents. The claim for damages was outstanding as at December 31, 2007.

PreMD may be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights will be available on terms acceptable to the Corporation or that such licenses will be available at all.

To the extent PreMD does not own intellectual property required for the development of its products, it may be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights will be available on terms acceptable to PreMD or that such licenses will be available at all.

If PreMD does not obtain such licenses, it could encounter delays in introducing one or more of its products to the market while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. In addition, PreMD could incur substantial costs in defending itself in suits brought against it on such patents or in suits in which PreMD attempts to enforce its own patents against other parties. Also, PreMD could be liable for damages or an accounting of profits if it were unsuccessful in defending itself in a suit for infringement of a patent.

PreMD relies on third parties to manufacture some of its products and any delay or mistake on the part of such manufacturers could result in cancelled orders and a loss of revenues for PreMD.

PreMD relies on third parties to manufacture and formulate some of its products for clinical trials and for eventual commercial sale. Currently, PreMD’s skin cholesterol products are manufactured by Thermo Fisher Scientific Inc. and Southmedic Inc., and Jabil Circuit, Inc. manufactures the cordless, hand-held color measurement instrument used in connection with the tests. PreMD’s other products, relating to its cancer technologies, are all manufactured (for clinical trial purposes) by PreMD itself in its laboratory located at McMaster University Medical Center.

The ability to ensure a continued supply of products on a timely basis is not entirely within PreMD’s control. If PreMD cannot obtain materials in a timely fashion, the progress of its clinical trials and product sales will be negatively affected.

PreMD faces potential risks of product liability which may divert funding from ongoing operations and harm operating results.

The sale and use of products under development by PreMD entails risk of product liability. PreMD has also agreed to indemnify numerous clinical trial sites, including The Cleveland Clinic Foundation, St. Michael’s Hospital, St. Paul’s Hospital, St. Joseph’s Hospital, The Hamilton General Hospital, University of California, University Health Network (Princess Margaret Hospital), Hamilton Health Sciences Corporation, University of Wisconsin Medical School, Johns Hopkins University Medical Center, and AtheroGenics, Inc. as well as AstraZeneca under their respective clinical trial and/or marketing agreements for such liability.

PreMD maintains product liability insurance relating to the clinical trials that it conducts on its technologies, and believe that such insurance would be reasonably adequate to cover any torts claims that may arise against PreMD at present. PreMD’s insurance coverage also includes the commercial sale of PreMD’s products in the relevant territories. In addition, PreMD maintains property, commercial general liability and tenant’s legal liability insurance.

As PreMD expands, there can be no assurance that it will be able to obtain appropriate levels of product liability insurance prior to any use of its products in clinical trials or for commercial sale. An inability to maintain insurance on economically feasible terms or to otherwise protect against potential product liability claims could inhibit or prevent the commercialization of products developed by PreMD. The obligation to pay any product liability claim, or finance the costs of a recall of a product, could have a material adverse effect on the business, financial condition and future prospects of PreMD.

The loss of any key employee could impair PreMD’s ability to execute its business plan.

PreMD’s ability to develop products will depend, to a great extent, on its ability to attract and retain highly qualified personnel. Competition for such personnel is intense. PreMD is highly dependent on the principal members of its management and scientific staff and the loss of their services might impede the development objectives. The persons working with PreMD are affected by a number of influences outside of the control of PreMD.

While PreMD believes that it has been successful to date in employee retention, PreMD may not be able to continue to attract and keep employees critical to its business.

PreMD is exposed to financial market risks such as interest rates and Canadian and non-Canadian exchange fluctuations.

PreMD is exposed to market risk related to changes in interest and currency exchange rates, each of which could adversely affect the value of our current assets and liabilities. Our cash is invested in short-term, high-grade securities with varying maturities. Since PreMD’s intention is to hold these securities to maturity, adverse changes in interest rates would not have a material effect on PreMD’s results of operations.

PreMD also makes commitments with foreign suppliers for clinical trials and other services. Adverse changes in foreign exchange rates could increase the costs of these services. Changes in the rate of currency exchange could also affect our ability to repay the convertible debentures issued in August 2005 since they are repayable in U.S. dollars on maturity in August 2009.

Investors may encounter difficulties in enforcing civil liabilities against the Corporation in the United States.

The Corporation is a Canadian corporation and a subsidiary, PreMD International Inc. is a Swiss corporation. Substantially all of the assets of the Corporation or its subsidiaries are located in either Canada or in Switzerland and similarly, all of the executive officers, a majority of the directors of the Corporation and a majority of the experts named in this Annual Report also reside in Canada. As a result, it may be difficult for an investor to effect service of process within the United States upon the Corporation or its subsidiary, or upon such directors, executive officers and experts. Execution by U.S. courts of any judgment obtained against the Corporation, its subsidiary, or its directors or executive officers or the experts named in this Annual Report in U.S. courts would be limited to the assets of the Corporation or of such persons, as the case may be, in the United States. There is doubt as to the enforceability in Canada or in Switzerland of U.S. judgments or liabilities in original actions in Canadian or Swiss courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

We may be subject to litigation and our affirmative litigation efforts may not succeed.

As discussed above, although the U.S. PTO found that the abandoned patents lapsed as a result of the law firm’s failure to use its established docketing procedures regarding payment of the maintenance fees, the claim for damages was outstanding as at December 31, 2007 and there is no assurance that PreMD will be successful in the pursuit of monetary damages regarding this claim.

On January 5, 2007, the Corporation settled litigation relating to the ColorectAlert™ License Agreements. Under the terms of the settlement with Dr. Shamsuddin and Med-11 AG, the Corporation agreed to pay $175,000 to Med-11 AG (“Med-11”) and amended the agreements to replace Dr. Shamsuddin with Med-11 as the licensor. There is no assurance that litigation similar to this will not arise from time to time, thereby distracting management and causing the Corporation to incur costs and time on items not related to the Corporation’s business plan.

Risks Related to the Corporation’s Industry

Any inability by PreMD to develop its products and comply with government regulations may hinder or prevent the development and sale of PreMD’s products.

Prospects for emerging companies in the human diagnostics industry generally may be regarded as uncertain given the inherent nature of the industry and, accordingly, investments in such companies should be regarded as speculative. To achieve profitable operations, PreMD, alone or with others, must successfully develop, introduce, secure regulatory clearance for, and market its products. As at the date hereof, PREVU* POC has received a limited regulatory clearance from the FDA, is cleared by the Canadian HPB and has a CE mark for Europe.

Securing regulatory clearances for the marketing of diagnostics products from the HPB in Canada and the FDA in the U.S. can be a long and expensive process, which can delay product development. In this regard, PreMD has identified a U.S.-based regulatory affairs consultant to advise PreMD on its regulatory applications. In order to obtain regulatory approval for a particular product, human clinical trials conducted by PreMD must demonstrate that the product is safe for human use and shows efficacy. Unsatisfactory results obtained from a particular study relating to a program may cause PreMD to abandon its commitment to that program. No assurances can be provided that any future human trials, if undertaken, will yield favorable results or that regulatory approval will be granted at all. In addition, if PreMD obtains regulatory approval for a product it may only be for limited applications, thereby hindering PreMD’s ability to widely market a product. Such events would have a material adverse effect on PreMD’s sales and profitability.

Intense competition in the diagnostics industry may harm PreMD’s ability to license and develop its products.

Technological competition in the diagnostics industry is intense. PreMD competes with other companies to license and develop products aimed at diagnosing similar conditions. Many of these companies have substantially greater resources than PreMD. PreMD may not be able to continue to license the technology that it needs to stay competitive. Further, technological developments by others may render PreMD’s products or technologies non-competitive.

PreMD may not be able to obtain reimbursement for its products as governments attempt to control rising healthcare costs.

Reimbursement for new products has come under scrutiny in an effort to control rising health care costs. In addition to research into a product’s safety and efficacy, research must also be carried out to demonstrate cost-effectiveness for reimbursement purposes. This information is required for either government (Canada or E.U.) or third-party insurer purposes (U.S.). Failure to achieve enlistment in reimbursement schedules can have a dramatic impact on a product’s market penetration in the professional or laboratory market.

Recent policy initiatives in both the U.S. and Canada have advocated broader screening for the risk of cardiovascular disease and cancer. As a result, medical devices for screening and/or risk assessment for these types of disease may face an increased market potential. PreMD may need to develop economic studies to demonstrate the cost-effectiveness of its products in identifying the risk of disease at an earlier stage.

Risks Related to the Corporation’s Common Stock

PreMD could fail to maintain minimum listing standards for its securities

On April 24, 2007, the Company was notified by the American Stock Exchange (“AMEX”) that it was below certain of the AMEX’s continued listing standards relating to minimum levels of shareholders’ equity. On June 15, 2007, the AMEX accepted the Company’s plan to regain compliance and continued the listing of the Company’s shares pursuant to an extension ending on October 24, 2008. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX. Subsequent to the year end, on February 7, 2008, the Company provided an amended plan to the AMEX to reflect current conditions.

PreMD does not anticipate paying dividends on its common shares, which may affect investors who require a certain amount of liquidity on their investment.

PreMD does not intend to pay dividends on its common shares in the foreseeable future, and thus the only return on an investment in the common shares will come from an increase, if any, in the price of the common shares. Investors who require dividend income should not depend on or expect to receive dividends on the common shares.

PreMD’s performance and general market volatility may cause the price of the common shares to decrease.

The volatility of PreMD’s share price may affect the trading market for PreMD’s common shares. There can be no assurance that an active trading market for the common shares will be sustained. Our share price could fluctuate significantly in the future for a number of reasons, including, among others, future announcements concerning PreMD, quarterly variations in operating results, the introduction of competitive products, reports of results of clinical trials, regulatory developments, and intellectual property developments.

In addition, stock markets, in general, and the market for shares of biotechnology and life science companies, in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance or prospects of the affected companies. These broad market fluctuations may affect the market price of PreMD’s common shares.

The common shares are speculative securities. If PreMD performs poorly in the marketing, manufacturing or sales of its products or in other areas of its business as highlighted in this section, it may cause the market price of the common shares to decline. In addition, there can be no assurance that an active trading market for the common shares will be sustained or that the trading price of the common shares will not be subject to significant fluctuations. Accordingly, an investment should be considered only by those investors who are able to make a long-term investment and can afford to suffer a total loss of their investment in the common shares. An investor should consider the merits of an investment in the common shares and should consult professional advisers to assess income tax, legal and other aspects of such an investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Also, PreMD’s management may make forward-looking statements orally or in writing to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors that could cause actual events or results to be significantly different from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated strategic alliances or arrangements with development or marketing partners;

•	anticipated research and product development results;

•	projected development and commercialization timelines;

•	descriptions of plans or objectives of management for future operations, products or services;

•	anticipated financing activities;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts or events. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “opportunity,” “plan,” “potential,” “believe” or words of similar meaning. They may also use words such as “will,” “would,” “should,” “could” or “may”. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. You should carefully consider that information before you make an investment decision. You should review carefully the risks and uncertainties identified in this prospectus and the reports incorporated herein.

We are not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth the capitalization of our company as of March 31, 2008 (unaudited) on an actual basis and on an as adjusted basis to give effect to the proceeds from the exercise (assuming a cash exercise) and issuance of 5,072,395 shares of common stock issued to the Selling Shareholders if and when they chose to exercise the Warrants.

	As of March 31, 2008
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and marketable securities	$1,391	$2,790
Long-term debt	6,584	6,584
Total shareholders’ deficiency	(5,055)	(3,656)
Total liabilities and shareholders’ deficiency	3,013	4,412

REASONS FOR THE OFFER AND USE OF PROCEEDS

The shares of our common stock being offered by this prospectus are solely for the accounts of the Selling Stockholders. We will not receive any proceeds from the sale of these shares of our common stock by the Selling Stockholders. If a registration statement is on file regarding the shares underlying the warrants, we will, however, receive the proceeds from the exercise of the warrants issued to the Selling Stockholders if and when they are exercised (if such a Registration Statement is not on file regarding the common stock underlying the warrants, the warrants will be subject to a cashless exercise provision). We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statements of which this prospectus is a part.

The Selling Stockholder will pay brokerage fees, selling commission and underwriting discounts, if any, incurred in connection with disposing of the shares pursuant to this prospectus.

To the extent the Selling Stockholders exercise the warrants acquired in the March 12, 2008 private placement, which are exercisable at $0.2759 per share and comprise 5,072,395 shares, in cash rather than through the net-exercise provision set forth in those warrants, PreMD would receive approximately $1,399,474.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the holdings to be registered of each of our Selling Stockholders or as use throughout this registration statement and prospectus the “Selling Stockholders.” We are registering the common stock and the common stock underlying the warrants in connection with the March 12, 2008 private placement discussed above.

Information concerning the Selling Stockholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus. As of April 30, 2008, PreMD had 26,121,236 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned Prior to the Offering***			Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number of Shares(1)**		Percent (%)	Number of Shares(2)**	Number of Shares(1)	Percent (%)
Midsummer Investment, Ltd. 295 Madison Ave. 38th Floor New York, NY 10017	8,413,078	(4)	26.2	2,079,626	6,333,452	21.1

Jeff Campbell 305 West End Avenue, #5L New York, NY 10023	174,393	(5)	*	20,796	153,597	*

John Lynch 1002-2067 Lakeshore Blvd. W. Toronto, ON M8V 4B8	519,907	(6)	2.0	519,907	nil	*

Amethyst Arbitrage Trading Ltd. c/o Gestion Crystallin Inc. 1002 Sherbrooke St. W., Ste. 2110 Montreal, Quebec, H3A 3L6	825,347	(7)	3.1	623,888	201,459	*

	Shares of Common Stock Beneficially Owned Prior to the Offering***			Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number of Shares(1)**		Percent (%)	Number of Shares(2)**	Number of Shares(1)	Percent (%)
E.T. LP c/o Ellen Brous 4 Kings Terrace Rd. Kings Point, NY 11024	415,925	(8)	1.6	415,925	nil	*

Myron Hyman Jr. 745 Delaware Road Buffalo, NY 14223	1,008,599	(9)	3.8	166,370	842,229	3.2

Walter Schenker 105 Windsor Dr Pinebrook, N.J. 07058	493,825	(10)	1.9	415,925	77,900	*

Brent Norton 10 Pembury Ave. Toronto, Ontario M4N 3K4	2,687,411	(11)	10.1	207,963	2,479,448	9.4

Thomas King 1 Hampton Ct. Rockville Centre, NY 11570	646,340	(12)	2.5	206,070	440,270	1.7

Irwin Davis 4442 James Estate Lane Lake Worth, Florida 33467	130,908	(13)	*	103,981	26,927	*

Ron Hosking 30 Hatherton Cr. Toronto, Ontario M3A 1P7	606,959	(14)	2.3	103,981	502,978	1.9

Anthony F. Griffiths 95 Wellington St. W., Ste. 800 Toronto, Ontario M5J 2N7	793,463	(15)	3.0	207,963	585,500	2.2

*	Less than 1%

**	The warrants discussed herein, convertible into PreMD’s common stock, contain a limitation on the exercise such that the holders can not beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion or exercise, this provision can be waived at the request of the holder under certain circumstances.

***	This information was obtained from PreMD’s records and from the Selling Stockholders through the use of direct contact and is presumed to be correct as of May 12, 2008.

(1)	Beneficial ownership of common stock is determined in accordance with the rules of the SEC, and includes shares for which the holder has sole or shared voting or investment power. Shares of our common stock subject to options or warrants currently exercisable or which become exercisable within 60 days of May 12, 2008 are deemed to be beneficially owned by the person holding such options or warrants and outstanding and, in accordance with the rules of the SEC, are included for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	This number assumes that all of the warrants available to each of the Selling Stockholders pursuant to the March 12, 2008 private placement have been or will be exercised. The total number of shares being offered consists of 5,072,395 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $0.2759 per share.

(3)	We do not know when or in what amounts a Selling Stockholder may offer shares of common stock for sale. The Selling Stockholders might not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

(4)	Midsummer Investment beneficially owns 2,464,133 shares of common stock, which includes shares issued pursuant to interest payments as of April 30, 2008. In addition to the common stock, the entity holds four instruments convertible into common stock (i) US $5,570,000 of a convertible debenture, which is convertible into 1,954,386 shares (ii) an immediately exercisable warrant associated with that convertible debenture for 942,000 shares, exercisable at $3.57 (iii) an immediately exercisable warrant associated with the March 27, 2007 private placement for 972,933 shares, exercisable at $1.66 and (iv) an immediately exercisable warrant associated with the March 12, 2008 private placement for 2,079,626 shares, exercisable at $0.2759 per share. Of the shares Midsummer Investment beneficially owns, Scott Kaufman and Michel Amsalem have voting and dispositive control.

(5)	Mr. Campbell beneficially owns 153,597 shares of common stock. In addition to the common stock, he holds an immediately exercisable warrant associated with the March 12, 2008 private placement for 20,796 shares, exercisable $0.2759 per share.

(6)	Mr. Lynch beneficially owns an unknown number of shares of common stock. In addition to the common stock, the he holds an immediately exercisable warrant associated with the March 12, 2008 private placement for 519,907 shares, exercisable at $0.2759 per share.

(7)	Amethyst Arbitrage Trading Ltd. beneficially owns no shares of common stock. In addition, the entity holds four instruments convertible into common stock (i) $182,726 of a convertible debenture, which is convertible into 52,659 shares (ii) an immediately exercisable warrant associated with that convertible debenture for 23,550 shares, exercisable at $3.57, (iii) an immediately exercisable warrant associated with the March 27, 2007 private placement for 125,250 shares, exercisable at $1.66 and (iv) an immediately exercisable warrant associated with the March 12, 2008 private placement for 623,888 shares, exercisable at $0.2759 per share. Of the shares Amethyst Arbitrage Trading Ltd. beneficially owns, Bradley Semmelhaack has voting and dispositive control.

(8)	E.T. LP beneficially owns an unknown number of shares of common stock. In addition to the common stock, the entity holds an immediately exercisable warrant associated with the March 12, 2008 private placement for 415,925 shares, exercisable $0.2759 per share. Of the shares E.T. LP beneficially owns, Ellen Brous has voting and dispositive control.

(9)	Mr. Hyman Jr. beneficially owns 775,302 shares of common stock. In addition to the common stock, he holds four instruments convertible into common stock (i) $64,563 of a convertible debenture, which is convertible into 18,606 shares (ii) an immediately exercisable warrant associated with that convertible debenture for 8,321 shares, exercisable at $3.57, (iii) an immediately exercisable warrant associated with the March 27, 2007 private placement for 40,000 shares, exercisable at $1.66 and (iv) an immediately exercisable warrant associated with the March 12, 2008 private placement for 166,370 shares, exercisable at $0.2759 per share.

(10)	Mr. Schenker beneficially owns 77,900 shares of common stock. In addition to the common stock, he holds an immediately exercisable warrant associated with the March 12, 2008 private placement for 415,925 shares, exercisable $0.2759 per share.

(11)	Dr. Norton, the chief executive officer of PreMD, beneficially owns 2,199,448 shares of common stock. In addition to the common stock, he holds two instruments convertible into common stock (i)an immediately exercisable warrant associated with the March 12, 2008 private placement for 207,963 shares, exercisable $0.2759 per share and (ii) immediately exercisable (vested) options for 280,000 shares exercisable at a weighted average price of $2.48 per share.

(12)	Mr. King beneficially owns 440,270 shares of common stock. In addition to the common stock, he holds an immediately exercisable warrant associated with the March 12, 2008 private placement for 206,070 shares, exercisable $0.2759 per share.

(13)	Mr. Davis beneficially owns an unknown number of shares of common stock. In addition to the common stock, he holds three instruments convertible into common stock (i) $64,563 of a convertible debenture, which is convertible into 18,606 shares (ii) an immediately exercisable warrant associated with that convertible debenture for 8,321 shares, exercisable at $3.57 and (iii) an immediately exercisable warrant associated with the March 12, 2008 private placement for 103,981 shares, exercisable $0.2759 per share.

(14)	Mr. Hosking, the vice president, finance and chief financial officer of PreMD, beneficially owns 301,778 shares of common stock. In addition to the common stock, he holds two instruments convertible into common stock (i)an immediately exercisable warrant associated with the March 12, 2008 private placement for 103,981 shares, exercisable $0.2759 per share and (ii) immediately exercisable (vested) options for 201,200 shares exercisable at a weighted average price of $2.47 per share.

(15)	Mr. Griffiths, a director of PreMD, beneficially owns 510,500 shares of common stock. In addition to the common stock, he holds two instruments convertible into common stock (i)an immediately exercisable warrant associated with the March 12, 2008 private placement for 207,963 shares, exercisable $0.2759 per share and (ii) immediately exercisable (vested) options for 75,000 shares exercisable at a weighted average price of $3.20 per share.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the AMEX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed PreMD that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by PreMD incident to the registration of the shares. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

PreMD agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of PreMD incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Aird & Berlis LLP, Canadian counsel, will provide PreMD with an opinion as to the legal matters in connection with the securities we are offering.

MATERIAL CHANGES

Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and in our Reports on Form 6-K furnished under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2007.

DISCLOSURE OF SEC POSITION AND ENFORCEABILITY OF CIVIL

LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

PreMD is a Canadian corporation and a subsidiary, PreMD International Inc. is a Swiss corporation. Substantially all of the assets of PreMD or its subsidiaries are located in either Canada or in Switzerland and similarly, all of the executive officers, a majority of the directors of PreMD and a majority of the experts relied on by PreMD also reside in Canada. As a result, it may be difficult for an investor to effect service of process within the United States upon PreMD or its subsidiary, or upon such directors, executive officers and experts. Execution by U.S. courts of any judgment obtained against PreMD, its subsidiary, or its directors or executive officers or the experts named in, or whose opinion is incorporated into, this registration statement on Form F-3 in U.S. courts would be limited to the assets of PreMD or of such persons, as the case may be, in the United States. There is doubt as to the enforceability in Canada or in Switzerland of U.S. judgments or liabilities in original actions in Canadian or Swiss courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PreMD has obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

TAX CONSIDERATIONS

This section summarizes the material U.S. federal and Canadian federal income tax consequences of the ownership and disposition of the common stock. Nothing contained herein shall be construed as tax advice; you must rely only on the advice of your own tax advisor. PreMD makes no assurances as to the applicability of any tax laws with respect to any individual investment. This summary relating to the common stock applies only to the beneficial owners who are individuals, corporations, trusts and estates which:

•

for purposes of the U.S. Internal Revenue Code of 1986, as amended, through the date hereof (the “Code”), are U.S. persons and, for purposes of the Income Tax Act (Canada) (the “Income Tax Act”) and the Canada-United States Income Tax Convention (1980), are non-residents of Canada and residents of the U.S. respectively, at all relevant times;

•	hold the common stock as capital assets for purposes of the Code and capital property for the purposes of the Income Tax Act;

•	deal at arm’s length with, and are not affiliated with, PreMD for purposes of the Income Tax Act; (“Unconnected U.S. Shareholders”) and

•	do not and will not use or hold the common stock in carrying on a business in Canada.

The Income Tax Act contains rules relating to securities held by financial institutions. This discussion does not address these rules, and holders that are financial institutions for the purposes of the Income Tax Act should consult their own tax advisors.

This discussion is based upon the following, all as currently in effect:

•	the Income Tax Act and regulations under the Income Tax Act;

•	the Code and Treasury regulations under the Code;

•	the Canada-United States Income Tax Convention (1980);

•	the administrative policies and practices published by the Canada Revenue Agency;

•

all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this report;

•	the administrative policies published by the U.S. Internal Revenue Service; and

•	judicial decisions.

All of the foregoing are subject to change either prospectively or retroactively. This summary addresses only U.S. and Canadian income taxes and not any state, local, provincial, or territorial taxes, or any taxes other than income taxes.

This discussion summarizes the material U.S. federal and Canadian federal income tax considerations of the ownership and disposition of the common stock. This discussion does not address all possible tax consequences relating to an investment in the common stock. No account has been taken of your particular circumstances and this summary does not address consequences peculiar to you if you are subject to special provisions of U.S. or Canadian income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, insurance companies or other financial institutions, persons that hold the common stock as part of a “straddle,” “hedge” or “conversion transaction,” Unconnected U.S. Shareholders that have a “functional currency” other than the U.S. dollar or that own the common stock through a partnership or other pass through entity, expatriates, persons subject to the U.S. alternative minimum tax, regulated invested companies, real estate investment trusts, or persons acquiring their interests in PreMD in consideration for services). Therefore, you should consult your own tax advisor regarding the tax consequences of purchasing the common stock.

Material U.S. Federal Income Tax Considerations

Subject to the discussion below regarding Passive Foreign Investment Company Rules and Controlled Foreign Corporation Rules, this section summarizes certain U.S. federal income tax consequences to Unconnected U.S. Shareholders of ownership and disposition of the common stock.

As a U.S. Shareholder, you generally will be required to include in income dividend distributions, if any, paid by PreMD to the extent of PreMD’s current or accumulated earnings and profits attributable to the distribution as computed based on U.S. income tax principles. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution based on the exchange rate on such date, regardless of whether the payment is in fact converted to U.S. dollars and without reduction for Canadian withholding tax. (For a discussion of Canadian withholding taxes applicable to dividends paid by PreMD, see “Material Canadian Federal Income Tax Considerations”). You may be entitled to a foreign tax credit or deduction in an amount equal to the Canadian tax withheld. However, the availability of a U.S. foreign tax credit may be limited under applicable U.S. tax rules as described later in the disclosures. An Unconnected U.S. Shareholder that receives a distribution in Canadian dollars and converts it into U.S. dollars on the date of receipt will realize no foreign currency gain or loss. If such shareholder converts the Canadian dollars to U.S. dollars on a date subsequent to receipt, such shareholder will have a foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollars against the U.S. dollar from the date of receipt to the date of conversion, which will generally be U.S. source ordinary income or loss. To the extent distributions paid by PreMD on the common stock exceed PreMD’s current or accumulated earnings and profits, they will be treated first as a return of capital up to your adjusted tax basis in the shares and then as capital gain from the sale or exchange of the shares.

Dividends paid by the Corporation (as long as it does not have significant U.S. activities) generally will constitute foreign source dividend income and “passive income” for purposes of the foreign tax credit, which could reduce the amount of foreign tax credits available to you. The Code applies various limitations on the amount of foreign tax credits that may be available to a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the availability of foreign tax credits.

PreMD expects to be a “qualified foreign corporation” for purposes of Section 1(h)(11) of the Code. If so, as long as PreMD is not classified as a passive foreign investment company (as defined below) for United States federal income tax purposes either in the taxable year of the distribution or the preceding taxable year, dividends paid by PreMD through 2010 to Unconnected U.S. Shareholders who are individuals, estates, or trusts, on the common stock held by such shareholder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date,” may be eligible to be taxed at the long-term capital gains rate. This preference is subject to certain limitations. Dividends paid by PreMD on the common stock generally will not be eligible for the “dividend received” deduction. This deduction is only available to U.S. corporate shareholders of U.S. domestic corporations.

If you sell the common stock, you generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the shares. Any such gain or loss will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year, and will generally be U.S. source gain or loss. Use of capital losses is subject to significant limitations.

Unconnected U.S. Shareholders generally will be subject to information reporting requirements with respect to dividends paid on the common stock and on the proceeds from the sale, exchange or disposition of the common stock. In addition, for payments made by or through a U.S. person or a U.S. office of a non U.S. person, such shareholders will be subject to back-up withholding (currently at 28 percent) on dividends paid on the common stock, and on the sale, exchange or other disposition of the common stock, unless the U.S. holder provides a duly executed IRS Form W-9 or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a shareholder’s U.S. federal income tax liability and may entitle such shareholder to a refund, provided that certain required information is timely furnished to the IRS.

Passive Foreign Investment Company Rules

The passive foreign investment company (“PFIC”) provisions of the Code can have significant tax effects on Unconnected U.S. Shareholders. PreMD could be classified as a PFIC if, after the application of certain “look through” rules for any taxable year, either:

•	75% or more of PreMD’s gross income is “passive income,” which includes interest, dividends and certain rents and royalties; or

•	the average quarterly percentage, by fair market value of PreMD’s assets that produce or are held for the production of “passive income,” is 50% or more of the fair market value of all PreMD’s assets.

To the extent PreMD owns at least 25% by value of the stock of another corporation, PreMD is treated for purposes of the PFIC tests as owning its proportionate share of the assets of such corporation, and as receiving directly its proportionate share of the income of such corporation.

Distributions which constitute “excess distributions” from a PFIC and dispositions of common stock of a PFIC are subject to the following special rules: (1) the excess distributions (generally any distributions received by an Unconnected U.S. Shareholder on the shares in any taxable year that are greater than 125% of the average annual distributions received by such Unconnected U.S. Shareholder in the three preceding taxable years, or the Unconnected U.S. Shareholder’s holding period for the shares, if shorter) or gain would be allocated ratably over an Unconnected U.S. Shareholder’s holding period for the shares, (2) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which PreMD is a PFIC would be treated as ordinary income in the current taxable year and (3) the amount to each of the other taxable years would be subject to the highest rate of tax on ordinary income in effect for that year and to an interest charge based on the value of the tax deferred during the period during which the shares were owned.

If an Unconnected U.S. shareholder has made a qualifying electing fund (“QEF”) election covering all taxable years during which the shareholder held common stock and in which we were a PFIC, distributions and gains will not be taxed as described above. Instead, such a shareholder that makes a QEF election is required for each taxable year to include in income the holder’s pro rata share of the ordinary earnings of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain, regardless of whether such earnings or gain have in fact been distributed. Undistributed income is subject to a separate election to defer payment of taxes. If deferred, the taxes will be subject to an interest charge. Where an Unconnected U.S. shareholder has elected the application of the QEF rules to its PFIC shares, and the excess distribution rules do not apply to such shares (because of a timely election or a purge of the PFIC taint), any gain realized on the appreciation of the PFIC shares is taxable as capital gain (if the shares are a capital asset in the hands of the investor) and no interest charge is imposed. US shareholders of a QEF are currently taxed on their pro rata shares of the fund’s earnings and profits. Where earnings and profits that were included in income under this rule are later distributed, the distribution is not a dividend. The basis of such a shareholder’s shares in a QEF is increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In order to comply with the requirements of a QEF election, an Unconnected U.S. shareholder must receive certain information from us. We can provide no assurance that we will possess or provide the information necessary for Unconnected U.S. shareholders to make a QEF election.

Although a determination as to a corporation’s PFIC status is made annually, an initial determination that a corporation is a PFIC will generally apply for subsequent years, whether or not it meets the tests for PFIC status in those years. An Unconnected U.S. shareholder who makes the QEF election discussed above for the first year the shareholder holds or is deemed to hold common stock and for which we are determined to be a PFIC, however, is not subject to the PFIC rules or the QEF regime for the years in which we are not a PFIC.

Subject to specific limitations, Unconnected U.S. Shareholders who actually or constructively own marketable shares in a PFIC may make an election under Section 1296 of the Code to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, will be treated as ordinary gains or losses. For this purpose, PreMD believes that PreMD’s shares will be treated as “marketable securities” within the meaning of Section 1296(e)(1) of the Code.

PreMD believes that it will not be a PFIC for the current fiscal year, that it has not been a PFIC for any prior fiscal year, and it does not expect to become a PFIC in future years; however, because the PFIC determination is made annually on the basis of facts and circumstances that may be beyond its control and because the principles and methodology for determining the fair market values of its assets are unclear, there can be no assurance that PreMD will not be a PFIC for such years or that PreMD’s determination concerning its PFIC status will not be challenged by the Internal Revenue Service. You should be aware, however, that if PreMD is or becomes a PFIC, PreMD may not be able or willing to satisfy record-keeping requirements that would enable you to make a QEF election.

You should consult your tax advisor with respect to how the PFIC rules affect your tax situation.

Controlled Foreign Corporation Rules

If more than 50% of the voting power or total value of all classes of PreMD’s shares is owned, directly or indirectly, by U.S. shareholders, each of which owns 10% or more of the total combined voting power of all classes of PreMD’s shares, PreMD could be treated as a controlled foreign corporation (“CFC”) under Subpart F of the Code. This classification would require such 10% or greater shareholders to include in income each year their pro rata shares of PreMD “Subpart F Income,” as defined in the Code. In addition, under Section 1248 of the Code, gain from the sale or exchange of shares by an Unconnected U.S. Shareholder who is or was a 10% or greater shareholder of a CFC at any time during the five year period ending with the sale or exchange will be ordinary dividend income to the extent of PreMD’s earnings and profits attributable to the shares sold or exchanged.

PreMD believes that it is not a CFC. However, PreMD cannot assure you that PreMD will not become a CFC in the future.

Material Canadian Federal Income Tax Considerations

This section summarizes the material anticipated Canadian federal income tax considerations relevant to the ownership and disposition of the common stock.

Under the Income Tax Act, assuming you are an Unconnected U.S. Shareholder, and provided the common stock is listed on a prescribed stock exchange, which includes the Toronto Stock Exchange and the American Stock Exchange, you will generally not be subject to Canadian tax on a capital gain realized on an actual or deemed disposition of the common stock unless you alone or together with persons with whom you did not deal at arm’s length owned 25% or more of PreMD’s issued shares of any class at any time during the 60-month period before the actual or deemed disposition.

Dividends paid, credited or deemed to have been paid or credited on the common stock to Unconnected U.S. Shareholders will be subject to a Canadian withholding tax under the Income Tax Act at a rate of 25% of the gross amount of the dividends. Under the Canada-United States Income Tax Convention (1980), the rate of withholding tax on dividends generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are corporations that beneficially own at least 10% of PreMD’s voting shares, the rate of withholding tax on dividends generally is reduced to 5%. Under Current law, United States limited liability companies (“LLCs”) will not be entitled to these reduced rates.

Canada does not currently impose any federal estate taxes or succession duties. However, if you die, there is a deemed disposition of the common stock held at that time for proceeds of disposition generally equal to the fair market value of the common stock immediately before your death. Capital gains realized on the deemed disposition, if any, will have the income tax consequences described above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the securities Act of 1933, as amended, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Securities Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	the Annual Report on Form 20-F for the year ended December 31, 2007, filed on May 14, 2008;

•	the description of our common stock contained in our Form 8-A filed on September 15, 2003;

•

all subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus;

•	our reports on Form 6-K furnished to the SEC on March 28, 2008 regarding our Canadian Annual Report and Proxy Materials;

•	any other reports of PreMD on Form 6-K furnished to the SEC after the date of this prospectus, to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Michelle Rabba

Manager, Corporate Communications

T: 416.222.3449

F: 416.222.4533

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth PreMD’s estimates of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the Selling Stockholders.

SEC registration fee*		$55
Accounting fees and expenses	$	nil
Legal fees and expenses		$63,000
Miscellaneous fees and expenses		$4,000

ESTIMATED TOTAL		$67,055

*	Calculated in Canadian dollars using the exchange rate of $1.00 to US $1.00.

EXHIBITS

(a) Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Aird & Berlis LLP regarding legality of the shares being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Aird & Berlis LLP (included in Exhibit 5.1 to this registration statement on Form F-3).

24.1	Power of Attorney (included on signature page).

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section

10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Ontario on May 14, 2008.

PreMD Inc.

/s/ H.B. BRENT NORTON
By:	Dr. H.B. Brent Norton
Its:	President and Chief Executive Officer (Principal Executive Officer)

/s/ RONALD HOSKING
By:	Ronald Hosking
Its:	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Dr. H.B Brent Norton and Mr. Ronald Hosking and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on May 14, 2008.

By:	/s/ STEPHEN A. WILGAR
Stephen A. Wilgar, BA, MBA Chairman of the Board

By:	/s/ RON HENRIKSEN
Ron Henriksen, MBA Director

By:	/s/ BRENT NORTON
Brent Norton, MD, MBA Director, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ ANTHONY F. GRIFFITHS
Anthony F. Griffiths, BA, MBA Director

By:	/s/ PAUL DAVIS
Paul D. Davis Director

By:	/s/ RONALD HOSKING
Ronald Hosking Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)